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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
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Contact:

United States                                        United Kingdom
Sanford M. Kimmel                                    Peter Butler
Senior Vice President, Treasurer                     Managing Underwriter
and Chief Financial Officer                          Syndicate 1224
(908) 906-8100                                       0171 283-3434

                     PXRE FORMS MANAGING AGENCY FOR NEW
                       LLOYD'S UNDERWRITING SYNDICATE

Edison, New Jersey (December 2, 1996) -- PXRE Corporation (Nasdaq National
Market: PXRE) today announced that it has formed a London-based managing agency to oversee the affairs of the Company's newly formed underwriting syndicate at Lloyd's -- Syndicate 1224. The new syndicate will provide PXRE with access to Lloyd's worldwide licenses in insurance, reinsurance and surplus lines. Further, it is expected to create additional opportunities to grow in other areas that are not currently available to PXRE in the United States.

         Formed and capitalized as a subsidiary of PXRE, Syndicate 1224 commenced underwriting activities today, and will participate fully in the January 1997 renewal season. It will have an initial capacity to underwrite 'L'35 million in annual premiums, which can be expanded as market conditions warrant.

         Commenting on the announcement, Gerald L. Radke, President and Chief Executive Officer of PXRE, said that the new syndicate will be headed by Peter Butler, who has nearly 30 years experience in non-marine insurance underwriting, both in Lloyd's and the London company market. Most recently, Butler was the active underwriter for non-marine syndicates 765 and 1179. He will be supported by Mark Godfrey, who will write the accident and health and surplus line property accounts, and David Kellelay, who will write facultative business.

         "We are very excited about the prospects for our new syndicate and agency, and we have found an exceptional person to lead these efforts," Radke added. "Peter is well versed in the operations of Lloyd's syndicates and is very knowledgeable of the London

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and European insurance markets. We believe his efforts will support our short-tail risk strategies and, in conjunction with our Brussels office, will greatly strengthen our presence in the worldwide insurance and reinsurance markets. Longer term, we believe the new managing agency will be well positioned to serve other syndicates and create a fee-based revenue stream for the Company.

         "We decided to form a new agency in order to avoid potential liability that might have attached to an existing agency," Radke said. "In addition, with no names other than PXRE Ltd. in the syndicate, the Company will be free to implement an underwriting strategy that is compatible with the goals and risk/reward profile we have established within PXRE."

         As to Syndicate 1224, Radke continued, "We believe a presence at Lloyd's through this new syndicate will be an important adjunct to our present underwriting capabilities, both domestically and internationally. We recognize that a significant amount of insurance business typically is directed to Lloyd's and remains within its syndicates. Through this venture, we expect to broaden our business in short-tail exposures and gain access to underwriting opportunities that would otherwise not be available to us. Moreover, since the new syndicate will begin its underwriting in the upcoming renewal season, we believe it will make a positive contribution to the Company's premium volume in 1997.

         Radke noted that Murray Lawrence Corporation will provide managerial, compliance, accounting and other support to the new agency.

         "I believe the property orientation of PXRE and its strong capital position, together with our underwriters' experience in this market, will enable us to capitalize on the growing opportunities at Lloyd's," Peter Butler commented. "We recognize pricing and competition in the insurance and reinsurance markets are currently aggressive. In following the example set by PXRE, we plan to focus on long-term profitability rather than growth for its own sake and will avoid business that does not present an appropriate risk/reward relationship. We shall ensure that our underwriting approach will be consistent with the strategies that have made PXRE so successful across the cycles."

         PXRE provides reinsurance products and services to a national and international marketplace, with principal emphasis on commercial and personal property risks.

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